UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2025
ARQ, INC.

(Name of registrant as specified in its charter)

Delaware	001-37822	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8051 E. Maplewood Avenue, Suite 210, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 598-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARQ	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 31, 2025 and effective April 2, 2025 (the "Effective Date"), the Board of Directors (the “Board”) of Arq, Inc. (the “Company”) appointed Jay L. Voncannon, 59, as the Company’s Chief Financial Officer and will serve as the Company’s principal financial officer. In connection with his appointment, Mr. Voncannon and the Company entered into an employment agreement (the “Agreement”). Pursuant to the Agreement, Mr. Voncannon will receive an annual base salary of $250,000, and be eligible to participate in the Company’s Short-Term Incentive Plan with a target bonus opportunity of 100% of his base salary. In addition, on April 2, 2025, Mr. Voncannon will receive an award of 50,000 shares of restricted stock under the Company's 2024 Omnibus Incentive Plan as an inducement to join the Company, which award shall vest in one installment on the second anniversary of the grant date, generally subject to continued service through the vesting period. In the event Mr. Voncannon experiences a termination of employment without cause or with good reason, whether or not in connection with a change in control, all outstanding restricted stock awards will vest, the performance condition of any performance awards will be evaluated as of the termination date and paid if earned, and he will remain eligible to receive his annual bonus for the year of termination based on the Company’s performance.
The foregoing summary of the Agreement does not purport to be a complete description of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Mr. Voncannon brings extensive experience in capital markets, strategic planning, and business development, further strengthening the Company’s financial leadership. From 2018 to 2025, prior to the Effective Date, Mr. Voncannon served as Chief Financial Officer of CoorsTek, Inc., a multibillion-dollar, privately held global manufacturer of advanced engineered ceramic products serving a range of industries including semiconductors, aerospace, defense, energy, and healthcare. He also served as a Board Member for DEW Engineering during this time. Before joining CoorsTek, Mr. Voncannon was Chief Financial Officer and Managing Director at Koch Equity Development (KED), the investment subsidiary of Koch Industries. Mr. Voncannon currently serves on the boards of Dynasty Management Group and WorkStep.
Mr. Voncannon’s appointment is not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Voncannon and any director, executive officer or other person that would require disclosure under Item 401(d) of Regulation S-K. There are no transactions in which Mr. Voncannon has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Upon Mr. Voncannon's appointment, Stacia Hansen will no longer serve as the Company’s principal financial officer, but will continue to serve as the Company’s Chief Accounting Officer, principal accounting officer, and key leadership positions she assumed in November 2023. This transition is part of a broader mentorship and leadership development strategy to support the Company’s long-term financial and operational objectives.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between Jay Voncannon and Arq, Inc., dated effective April 2, 2025.*
99.1	Press Release dated April 2, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
Notes:
*    – Portions of this exhibit have been omitted pursuant to Item 601(b)(10) as information that the Company customarily and actually treats that information as private or confidential and is not material.

Filings for the Company were made under the name Advanced Emissions Solutions, Inc. (File No. 001-37822) starting on July 6, 2016. On February 1, 2024, the Company changed its name to Arq, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2025

Arq, Inc.

/s/ Robert Rasmus
Robert Rasmus
Chief Executive Officer

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